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For more information contact: Chelsea Rarrick +1.8049651618 chelsea.rarrick@markel.com

FOR IMMEDIATE RELEASE

Markel announces Bob Cox, President and COO, will leave the company at the end of 2023; company provides update on leadership structure

Richmond, Va., November 30, 2023 — Markel, the insurance operations within Markel Group Inc. (NYSE: MKL), announced today that Bob Cox, President and Chief Operating Officer, Global Insurance Operations, will be leaving his role December 31, after five years leading successful, profitable growth strategies for the company’s global insurance operations.

“Bob joined us five years ago bringing his more than 35 years of insurance leadership experience to lead efforts on accelerating our strategies to deliver the best value and services for our customers across the globe,” said Jeremy Noble, President. “He has built a strong foundation to position us for long-term, profitable growth, including evolving our products, broadening our distribution channels, and enhancing our global operations. We are grateful for his leadership and contributions to Markel.”

Cox joined Markel in 2018 to oversee Markel’s global insurance operations—its Markel Specialty and Markel International divisions. Prior to joining Markel, he held executive leadership insurance positions, including extensive experience in all areas of specialty and commercial property and casualty insurance.

“I am incredibly proud to be part of the Markel team and the collective progress we have made in offering our customers and partners superior service and solutions,” said Cox. “I have tremendous admiration for the Markel team, and I know they will continue to grow and innovate in the pursuit of long-term success.”

With Cox’s departure, its Markel Specialty and International insurance divisions will report directly to Noble. Simon Wilson, President Markel International, Alex Martin, President, Markel Specialty, and Bryan Sanders, Chairman, Markel Specialty, will report to Noble effective December 31.

Noble commented, “The further alignment of our operations positions us to increase our market presence, better leverage the full platform of our services and offerings and strengthen our focus on building the leading global specialty insurer.”

About Markel
We are Markel, a leading global specialty insurer with a truly people-first approach. As the insurance operations within the Markel Group Inc. (NYSE: MKL), we operate the Markel Specialty, Markel International, and Markel Global Reinsurance divisions, as well as State National, our portfolio protection and program services operations, and Nephila, our insurance-linked securities operations. Our broad array of capabilities and expertise allow us to create intelligent solutions for the most complex risk management needs. However, it is our people—and the deep, valued relationships they develop with colleagues, brokers and clients—that differentiates us worldwide.

About Markel Group
Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound

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underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to make capital available where needed with great efficiency. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.

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